Exhibit 10.1(ii)

AMENDMENT

TO

DEBT PURCHASE AND ASSIGNMENT AGREEMENT DATED JUNE 15, 2020

This AMENDMENT (“Amendment”) is effective as of August 14, 2020 by and between Target Group Inc., a Delaware corporation (“Target”), Visava Inc., (“Visava”), CanaryRx Inc., (“Canary”), CannaKorp Inc,, a Delaware corporation (“CannaKorp”) , CL Investors Inc. (“CLI”) and Rubin Schindermann (“Schindermann”). Visava, Canary and CL, respectively, are corporations organized under the laws of the Province of Ontario, Canada. Target, Visava, Canary, CannaKorp, CLI and Schindermann are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

Background to the Agreement

Effective June 15, 2020, the Parties, except for Schindermann, entered into that certain Debt Purchase and Assignment Agreement (“Agreement”). The Parties desire to amend the Agreement as set forth herein. All capitalized terms in this Amendment shall have the meaning attributed to them in the Agreement.

Amending Agreement

1.	Section 2 of the Agreement is amended in its entirely to read as follows:

“The purchase price (“Purchase Price”) for the Canary Debt shall be CLI’s payment to Target at Closing of $2,900,000.00, which shall, at the sole and absolute discretion of CLI, be tendered to either Target by wire transfer pursuant to instructions provided by Target or directly to Canary’s solicitors by wire transfer pursuant to instructions provided by Target and Canary in connection with the Canary Loan referred to Section 11 herein, provided further, that in the event of the foregoing, Canary shall not make any payment to any third party from the said $2,900,000.00 without the prior written consent of CLI, which consent may not be unreasonably withheld.”

2.	Section 3 of the Agreement is amended in its entirety to read as follows:

“Not later than ten (10) business days following the Closing, as referred to in Section 10 herein, (i) Rubin Schindermann (“Schindermann”) shall transfer and assign to CLI all of his right, title and interest in and to 500,000 shares of Target’s Series A Preferred Stock (“Preferred Stock”) in consideration of the payment by CLI to Schindermann of $100,000.00 by wire transfer pursuant to instructions to be provided by Schindermann and the issuance by Target to Schindermann of 10,000,000 shares of the common stock of Target; and (ii) Target shall cause to be issued and delivered to CLI a Common Stock Purchase Warrant for 10,000,000 shares of Target common stock in the form set forth in the attached Appendix A in consideration of Schindermann executing and delivering a Full and Final Release to and in favor of Target, Visava, Canary and CannaKorp in the form attached hereto as Appendix K. Upon CLI making the said payment and Target issuing the said 10,000,000 shares of Target common stock, Schindermann shall resign as a director of Target and any of its first and second tier subsidiaries.”

The form of the Full and Final Release attached as Appendix K to the Agreement is attached hereto as Schedule “A”.

3.	The form of the Promissory Note attached as Appendix B to the Agreement is hereby deleted and replaced with the Promissory Note attached hereto as Schedule “B”.

4.	Section 9 of the Agreement is amended in its entirety to read as follows:

“In lieu of the payment of $2,900,000.00 of the principal balance of the Amended Canary Note, CLI shall be granted the option (“Option”) to demand, in its sole and absolute discretion, that (a) Target assign, transfer and convey to CLI, free and clear of all liens an encumbrances, 75% of the shares of Visava registered in the name of Target (“Visava Shares”); and/or that (b) Visava assign, transfer and convey to CLI, free and clear of all liens and encumbrances, 75% of the shares of Canary registered in the name of Visava (“Canary Shares”) pursuant to the terms and provisions of the Option Agreement in the form attached as Appendix H.

5.	Section 10 of the Agreement is amended to provide that the Closing Date shall take place not later than August 14, 2020. The remaining provisions are not affected by this Amendment and shall remain as originally set forth.

6.	Section 11 of the Agreement is amended to provide that the principal amount of the Canary Loan, as referred to therein, shall be $2,900,000.00. The remaining provisions are not affected by this Amendment and shall remain as originally set forth.

7.	Schindermann hereby warrants and represents to CLI that he has good and marketable to the Preferred Stock, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations and any prior right, option or other claim in favor of any other party to purchase the Preferred Stock.

8.	In consideration of the transactions contemplated by Section 3 herein, Schindermann hereby releases and holds harmless Target, Visava, Canary, CannaKorp, and their respective assigns, officers, directors, employees, agents and representatives from and against all losses, costs, claims, liabilities, damages, known or unknown, of every kind and character, resulting from, relating to or arising out of his ownership of the Preferred Stock, his employment or management agreement with Target, Visava, Canary, and CannaKorp, his position as an officer or director of Target, Visava, Canary, and CannaKorp, or the transactions contemplated by the Agreement and this Amendment.

9.	This Amendment contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Amendment supersedes all prior agreements and understandings between the Parties with respect to its subject matter. This Amendment may be amended only by a written instrument duly executed by the Parties or their respective successors or assigns.

10.	Each of the Parties shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and instruments as the other Party may reasonably require from time to time for the purpose of giving effect to this Amendment and shall use its or their best efforts and take all such steps as may be reasonably within its power to implement to their full extent the terms of this Amendment.

11.	This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario, Canada, without regard to its conflict of laws doctrines. All actions brought under this Agreement shall be brought in the appropriate courts of the Province of Ontario, Canada. Each Party hereby waives any right to object to the convenience of such venue.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the Parties hereto as the date first above written.

TARGET GROUP INC.		VISAVA INC.

By:	/s/ Anthony Zacone	By: :	/s/ Anthony Zacone
	Anthony Zarcone, CEO		Anthony Zarcone, President

CANARYRX INC.		CL INVESTORS INC.

By:	/s/ Anthony Zacone	By:	/s/ Jerry Zarcone
	Anthony Zarcone, President		Jerry Zarcone, President

CANNAKORP, INC.		SCHINDERMANN

By:	/s/ Saul Niddam	/s/ Rubin Schindermann
	Saul Niddam, CEO	Rubin Schindermann

Schedule “A”

FULL AND FINAL RELEASE

This Full and Final Release is made as at the 14th day of August 2020.

IN CONSIDERATION OF the issuance by Target Group Inc. to Rubin Schindermann of 10,000,000 shares of the common stock of Target Group Inc., and further and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged,

RUBIN SCHINDERMANN, for himself, his heirs, agents, successors, and assigns and on behalf of any party or parties who claim a right or interest through them (hereinafter individually and collectively referred to as the “Schindermann”),

HEREBY RELEASE, ACQUIT, AND FOREVER DISCHARGE, WITHOUT QUALIFICATION OR LIMITATION:

TARGET GROUP INC., VISAVA INC., CANNAKORP INC., and CANARY RX INC. for themselves, and for their affiliates, subsidiaries, shareholders, partners, officers, directors, associates, employees, servants, agents, successors and assigns, and on behalf of any party or parties who claim a right or interest through them (hereinafter individually and collectively referred to as “Target Group”), from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, complaints, claims and demands for damages, monies, losses, indemnity, costs, interest in loss, or injuries (collectively “Claims”) which hereto may have been or may hereafter be sustained by Schindermann howsoever arising from and howsoever relating to Schindermann’s employment with Target Group, Schindermann serving or acting as an officer or director of the Target Group, and Schindermann providing any other services to Target including with limitation, the termination or removal of all of the foregoing and any and all Claims with respect to salary, remuneration, repayment of expenses, bonuses, fringe benefits, vacation pay, employee stock option plans, bonus plans, termination of medical benefits or any other employment benefit or fringe benefit of any kind whatsoever as well as all entitlements, including termination pay and severance pay, under the Employment Standards Act, 2000 or the common law.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, Schindermann declares that the intent of this Full and Final Release is to conclude all issues arising from the matters set forth above and it is understood and agreed that this Full and Final Release is intended to cover, and does cover, not only all known injuries, losses and damages, but also injuries, losses and damages not now known or anticipated but which may later develop or be discovered, including all the effects and consequences thereof.

AND FOR THE SAID CONSIDERATION it is agreed and understood that the Schindermann will not make any claims or take or participate in any civil or administrative proceedings concerning any matters covered by this Full and Final Release, and will not make any claims or take any proceedings against any other person or corporation who might claim, in any manner or forum, contribution or indemnity in common law or in equity, or under the provisions of any statue or regulation, including the Negligence Act and the amendments thereto and/or under any successor legislation thereto, and/or under the Rules of Civil Procedure, against Target Group, in connection with the matters outlined above.

IT IS AGREED AND UNDERSTOOD that if Schindermann commences such an action, or take such proceedings, and Target Group is added to such proceeding in any manner whatsoever, whether justified in law or not, Schindermann will immediately discontinue the proceedings and/or claims, and that Schindermann will be jointly and severally liable to Target Group for the legal costs incurred in any such proceeding, on a substantial indemnity basis. This Full and Final Release shall operate conclusively as an estoppel in the event of any claim, action, complaint or proceeding which might be brought in the future with respect to the matters covered by this Full and Final Release. This Full and Final Release may be pleaded in the event any such claim, action, complaint or proceeding is brought, as a complete defence and reply, and may be relied upon in any proceeding to dismiss the claim, action, complaint or proceeding on a summary basis and no objection will be raised by Schindermann in any subsequent action that the other parties in the subsequent action were not privy to formation of this Full and Final Release.

AND FOR THE SAID CONSIDERATION Schindermann hereby represents and warrants to the other that he has not assigned to any person, firm, or corporation any of the actions, causes of action, claims, debts, suits or demands of any nature or kind which it has released by this Full and Final Release.

IT IS FURTHER AGREED AND UNDERSTOOD that Schindermann does not hereby admit any liability or obligation of any kind whatsoever to the other and such liability or obligation is specifically denied.

AND IT IS FURTHER UNDERSTOOD AND AGREED that the fact and terms of this Full and Final Release will be held in confidence and will receive no publication either oral or in writing, directly or indirectly, by any party hereto, unless deemed essential on auditors’ or accountants’ written advice for financial statement or income tax purposes, or for the purpose of any judicial proceeding, in which event the fact that the settlement agreement is made without any admission of liability will receive the same publication contemporaneously.

IN WITNESS WHEREOF the parties have executed this Full and Final Release as of the date first above written.

/s/ Rubin Schindermann
Witness	Rubin Schindermann

TARGET GROUP INC.
Per:

/s/ Anthony Zarcone
Name:	Anthony Zarcone
Title:	CEO
I have authority to bind the Corporation

VISAVA INC.
Per:

/s/ Anthony Zarcone
Name:	Anthony Zarcone
Title:	President
I have authority to bind the Corporation

CANARY RX INC.
Per:

/s/ Anthony Zacone
Name:	Anthony Zarcone
Title:	President
I have authority to bind the Corporation

CANNAKORP INC.
Per:

/s/ Saul Niddam
Name:	Saul Niddam
Title:	President
I have authority to bind the Corporation

Schedule “B”

PROMISSORY NOTE

Date: August 14, 2020 (the “Effective date”)

For Value Received, Canary Rx Inc. (“Canary”) promises to pay to or to the order of CL Investors Inc. (“CLI”), the principal amount specified below (the "Principal"), together with all interest as set forth below (the “Interest”) and all other amounts as set forth below on and subject to the terms and conditions as set forth below.

This Promissory Note (the “Note”) is a negotiable instrument.

1.	Principal: The Principal of this Note is the amount of Ten Million, Six Hundred Thousand Dollars ($10,600,000.00) CDN.

2.	Term: The Term on this Note shall be five (5) years commencing on the Effective Date.

3.	Interest: Interest shall accrue at a rate of five percent (5%) per annum, calculated monthly, not in advance. The covenant to pay Interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated for.

4.	Payments: Canary shall make the following payments to CLI under this Note throughout the Term, it being understood and agreed that all such payments shall first be applied against Interest:

(a)	In the first year of the Term, Canary shall, by the end of such first year, pay CLI the greater of One Million One Hundred and Thirty Thousand ($1,130,000.00) Dollars and fifty percent (50%) of the Net Revenue (hereinafter defined), provided that where the latter amount exceeds the former amount, Canary shall, by the end of such first year, pay CLI no less than the former amount and Canary shall, within thirty (30) days following the end of such first year, pay CLI the balance of the such payments owing for such first year;

(b)	In the second year of the Term, Canary shall pay CLI the greater of Two Million One Hundred Thousand ($2,100,000.00) Dollars and fifty percent (50%) of the Net Revenue, by way of twelve (12) consecutive monthly installments payable on the 14th day of each month commencing on August 14, 2021 for a monthly amount of One Hundred and Seventy-Five Thousand ($175,000.00), provided that where the latter amount exceeds the former amount, Canary shall, by the end of such second year, pay CLI no less than the former amount and Canary shall, within thirty (30) days following the end of such second year, pay CLI the balance of the such payments owing for such second year;

(c)	In the third year of the Term, Canary shall pay CLI the greater of Three Million Two Hundred and Twenty Thousand ($3,220,000.00) Dollars and fifty percent (50%) of the Net Revenue, by way of twelve (12) consecutive monthly installments payable on the 14th day of each month commencing on August 14, 2022 for a monthly amount of Two Hundred and Sixty-Six Thousand Six Hundred and Sixty-Six Dollars and Sixty-Six Cents ($266,666.66), provided that where the latter amount exceeds the former amount, Canary shall, by the end of such third year, pay CLI no less than the former amount and Canary shall, within thirty (30) days following the end of such third year, pay CLI the balance of the such payments owing for such third year;

(d)	In the fourth year of the Term, Canary shall pay CLI the greater of Three Million Eighty Thousand ($3,080,000.00) Dollars and fifty percent (50%) of the Net Revenue, by way of twelve (12) consecutive monthly installments payable on the 14th day of each month commencing on August 14, 2023 for a monthly amount of Two Hundred and Fifty-Six Thousand Six Hundred and Sixty-Six Dollars and Sixty-Six Cents ($256,666.66), provided that where the latter amount exceeds the former amount, Canary shall, by the end of such fourth year, pay CLI no less than the former amount and Canary shall, within thirty (30) days following the end of such fourth year, pay CLI the balance of the such payments owing for such fourth year; and

(e)	In the fifth year of the Term, Canary shall pay CLI the balance owing under this Note, by way of twelve (12) consecutive monthly installments payable on the 14th day of each month commencing on August 14, 2024 for an amount calculated by dividing twelve (12) into the sum of all amounts owing under this Note at the beginning of the fifth year of the Term on account of Principal and Interest, provided that where there are further amounts owing under this Note at the end of such fifth year, Canary shall pay CLI all such further amounts within five (5) days following the end of such fifth year.

For the purposes of this Note, “Net Revenue” shall mean any and all revenue generated from Canary’s Licensed Facility (hereinafter defined) to which it is entitled net of applicable taxes and third-party expenses.

5.	Closed: This Note is closed, and as such, Canary shall not have the right or privilege of prepaying the whole or any part of the Principal or Interest owing hereunder at any time or times except with the consent of the CLI, which consent may be arbitrarily and unreasonably withheld.

6.	Default: The following are acts or events of default under this Note:

(a)	The failure on the part of Canary and/or any of Target Group Inc. (“TGI”), Visava Inc. (“Visava”), and/or CannaKorp, Inc. (“CannKorp.”, which together with TGI, and Visava are hereinafter referred to as the “Affiliates”) to pay and/or perform any obligations, liabilities or indebtedness (as and when due) to CLI, whether contemplated under this Note or under another present or future agreement, note or instrument (whether due by maturity or by acceleration) including without limitation the Debt Purchase and Assignment Agreement dated June 15, 2020 as between, Canary, CLI, and the Affiliates (the “Agreement”); or

(b)	The failure on the part of Canary and/or any of its Affiliates to keep in good standing and otherwise observe and perform all obligations under any licenses including without limitation Licence No. LIC-9B4CKDEB1R-2019 issued by Health Canada to and in favour of Canary at lands and premises municipally known as 385 Second Ave West, Simcoe, Ontario Canada, N3Y 4J8 (the “Licensed Facility”); or

(c)	The failure on the part of Canary and/or any of its Affiliates to keep in good standing and otherwise observe and perform all obligations under a Lease made the 28th day of June, 2018 between E. & E. McLaughlin Ltd. and Canary in respect of the Licensed Facility, as amended from time to time; or

(d)	The insolvency of Canary and/or any of its Affiliates or the appointment of a receiver, manager, trustee, liquidator, for any of the property of Canary and/or any of its Affiliates or an assignment for the benefit of any of Canary’s creditors and/or any of the Affiliate’s creditors; or

(e)	Execution is levied or issued against all or any part of any property of Canary and/or any of its Affiliates; or

(f)	The institution of a proceeding in bankruptcy against Canary and/or any of its Affiliates, whether voluntarily or involuntarily, or the institution of proceedings by Canary and/or any of its Affiliates to obtain relief against creditors; or

(g)	An occurrence of any default by Canary and/or any of its Affiliates under any of the security given by Canary and/or any of its Affiliates pursuant to the terms and provisions of the Agreement (the “Security”) (which for greater clarity shall include all agreements entered into by Canary and/or any of its Affiliates in respect of such Security).

Despite any time allowed for any payment under this Note, where there is an act or event of default, the total Principal then outstanding plus all Interest under this Note (accrued and unaccrued to the expiration of the Term) shall, at the sole and absolute discretion of CLI, immediately become due and payable. Further, in the event of a default, Canary shall pay all costs incurred by CLI in enforcing and collecting upon this Note, including legal costs on a substantial indemnity scale.

8.	Presentment, etc.: Canary hereby waives presentment, demand, notice of dishonour, notice of protest, notice of non-payment and any other notice required by law to be given to Canary on this Note in connection with the delivery, acceptance, performance, default or enforcement of this Note and consents to,

(a)	Any delays, extensions, renewals or other modifications of this Note; and

(b)	Any waivers of any term or condition of this Note;

by CLI or any other person, and Canary agrees that no such action or failure to act by CLI or any other person shall affect or impair the obligations of Canary, or be construed as being a waiver by CLI or that other person of its rights under this Note.

9.	Assignment: CLI shall be entitled to assign any rights under this Note, without the consent of Canary, on ten (10) days’ notice to Canary, provided that the assignee has agreed to assume all obligations and covenants of CLI under the Agreement and this Note.

10.	Proper Law: This Note is subject to the laws of Ontario and Canary consents to the exclusive jurisdiction of the courts of Ontario in respect of all proceedings arising under this Note.

10.	Interpretation: In this Note,

(a)	A word importing the masculine, feminine or neuter gender only includes members of the other genders;

(b)	A word defined in or importing the singular number has the same meaning when used in the plural number, and vice versa;

(c)	The headings to each section are inserted for convenience of reference only and do not form part of this Note;

(d)	This Note may not be changed, modified or cancelled orally or in any manner other than by agreement in writing signed by CLI and Canary; and

(e)	All references to CLI shall be deemed to include the permitted successors and permitted assigns of CLI.

Signed as of the date first above written

CANARY RX INC.
Per:

/s/ Anthony Zacone
Name: Anthony Zarcone
Position: C.E.O.
I have authority to bind the Corporation